FOR IMMEDIATE RELEASE
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Wolverine Worldwide Appoints Cheryl Abel-Hodges and Jack Boyle
to its Board of Directors

Retail Veterans Bring Significant Omnichannel Brand-Building Experience
ROCKFORD, Mich., July 8, 2025 – Wolverine World Wide, Inc. (NYSE: WWW) today announced the appointment of Cheryl Abel-Hodges and Jack Boyle to its Board of Directors, effective July 1, 2025.

“We are thrilled to welcome Cheryl and Jack to the Board,” said Tom Long, Chairman of the Board for Wolverine Worldwide. “They have extensive experience in merchandising, brand management, and omnichannel retail, and have demonstrated the ability to lead organizations through high growth periods. I am confident their vast experience leading brands, building teams, and focusing on consumers will contribute significantly to our Board and Company.”

Ms. Abel-Hodges, 61, since 2023 has served as the Chief Executive Officer of Tommy John, Inc., a comfort-focused lifestyle brand. Prior to this, she served as Chief Executive Officer of the Calvin Klein brand at PVH Corp., and previously held executive leadership roles including group president of Calvin Klein North America and The Underwear Group, where she led the brand’s North American wholesale and retail businesses. She earned a bachelor’s degree from the University of Albany and also serves on the Board of Directors of Haworth, Inc.

Mr. Boyle, 57, recently retired from Fanatics Holdings, Inc., a global digital sports and fan gear platform, where he served as President of Buying and North America of Fanatics Commerce. In this role he oversaw the strategic direction of merchandising and vendor management across all direct-to-consumer channels for over 900 sports partnerships. Prior to Fanatics, he spent over a decade at the Kohl’s Corporation in various merchandising leadership positions, and a decade in merchandising at Famous-Barr, a division of The May Department Stores Company. He holds a bachelor’s degree from the University of Missouri, and also sits on the Board of Directors of Destination XL Group, Inc.

“Cheryl and Jack are tremendous additions to our Board – their knowledge and experiences will provide invaluable insight and counsel as we continue to build our global brands,” said Chris Hufnagel, President, Chief Executive Officer, and a Director of Wolverine Worldwide. “The most important chapter is the next one as we pursue our vision to Make. Every Day. Better. for our consumers, customers, partners, team, and shareholders.”

ABOUT WOLVERINE WORLDWIDE
Founded in 1883, Wolverine World Wide, Inc. (NYSE:WWW) is one of the world’s leading designers, marketers, and licensors of branded casual footwear and apparel, performance outdoor and athletic footwear and apparel, kids’ footwear, industrial work boots and apparel, and uniform footwear. The Company’s portfolio includes Merrell®, Saucony®, Sweaty Betty®, Hush Puppies™, Wolverine®, Chaco®, Bates®, HYTEST®, and Stride Rite®. Wolverine Worldwide is also the global footwear licensee of the popular brands Cat® and Harley-Davidson®. Based in Rockford, Michigan, for more than 140 years, the Company's products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.